UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Stronghold Digital Mining, Inc.
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Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, NY 10022
SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 29, 2024
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2024
This Supplement (this “Supplement”), dated June 7, 2024, further supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Stronghold Digital Mining, Inc., a Delaware corporation, referred to herein as we, us, our or the Company, with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2024, in connection with the solicitation by the Company’s Board of Directors (the “Board”), of proxies to be voted at the 2024 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Meeting”).
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT, WHICH CONTAINS IMPORTANT ADDITIONAL INFORMATION. Except as to the matters specifically discussed herein, this Supplement does not otherwise modify or update any information or disclosure contained in the Proxy Statement. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement.
EXPLANATORY NOTE
The Proxy Statement contains various proposals, including Proposal 2, titled “Approve the Amendment to the Company’s Omnibus Incentive Plan to Increase the Number of Shares Available for Awarding” (“Proposal 2”). Proposal 2 requests that the Company’s stockholders approve an amendment to the Company’s Omnibus Incentive Plan (the “OIP”), which would increase the number of shares available for issuance under the OIP. Following the filing of the Proxy Statement, the Company has discussed Proposal 2 with certain stockholders and has received feedback regarding certain provisions of the OIP. In connection with those discussions, the Board believed it in the best interests of the Company to adopt an additional amendment to the OIP, contingent upon stockholder approval, that would supersede the initial amendment to which Proposal 2 relates. On June 6, 2024, the Board adopted the additional amendment to the OIP (the “New Amendment”). This supplemental filing is intended to provide a summary of the revisions made in the New Amendment, including an increase to the shares reserved under the OIP from what was originally disclosed in Proposal 2. As such, the Company is amending and restating certain portions of Proposal 2, as detailed below.
SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 2
Certain portions of the Proxy Statement are amended and restated as follows (replaced text in strikethrough font and new text in bold and underlined font):
PROPOSAL 2
APPROVE THE AMENDMENT TO THE COMPANY’S OMNIBUS INCENTIVE PLAN TO INCREASE
THE NUMBER OF SHARES AVAILABLE FOR AWARDING
Background and Purpose of the OIP Amendment
The OIP was adopted in connection with the initial public offering of the Company (the “IPO”), and provides the Company the ability to grant equity-based incentive awards to certain employees and other service providers of the Company. The OIP replaced the Initial LTIP, under which options for a total of 3,423,715 shares of Class A Common Stock were granted to employees and other service providers. No shares remain available under the Initial LTIP for issuance as of the date hereof.

The OIP, as amended, authorized awards to be granted covering up to 1,106,951 shares of our Class A Common Stock, subject to the share recycling and adjustment provisions described below, as well as the 1 for 10 reverse stock split effective May 15, 2023. As of April 23, 2024, there were approximately 596,027 shares of our Class A Common Stock available for new awards under the OIP.
On March 5, 2024, the Board approved, subject to stockholder approval, the amendment of the OIP. On June 6, 2024, the Board approved an additional amendment of the OIP, subject to stockholder approval, that supersedes the amendment approved on March 5, 2024 (the “New Amendment”). The New Amendment makes the following changes to the OIP, contingent on stockholder approval: (i) eliminates the “evergreen” feature that provides for the automatic annual increase in the number of shares of Stock available under the OIP (therefore requiring that any future increase in the number of shares of Stock under the plan will require stockholder approval, (ii) limits the Compensation Committee’s discretion to accelerate vesting under the OIP, (iii) increases the number of shares of Stock available for delivery with respect to Awards, (iv) limits the ability for shares of Stock to be recycled back into the Plan, (iv) removes the “repricing” feature and the ability to exchange Awards without stockholder approval and (v) prohibits the cash buyout of Awards without stockholder approval. References to the “amendment” and “OIP Amendment” throughout this Proposal 2 refer to the New Amendment. If the amendment is approved by our stockholders, it will authorize the issuance of an additional  ~~750,000~~   1,200,000 shares. If our stockholders approve the proposed amendment to the OIP, we will reduce the plan share reserve by the number of shares covered by awards that we grant under the OIP between April 23, 2024 and date of the 2024 Annual Meeting.
The Board recommends that stockholders vote FOR the amendment to the OIP. The purpose of the amendment is to encourage eligible employees of the Company and its subsidiaries to increase their efforts to make the Company and each subsidiary more successful, to provide an additional inducement for such employees to remain with the Company or a subsidiary, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company or one of its subsidiaries.
Summary of the OIP and OIP Amendment
The following is a summary of the material features of the OIP, as amended by the OIP Amendment. This summary does not purport to be a complete description of all the provisions of the OIP. A copy of the OIP is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021, and a copy of the OIP Amendment is attached to this Information Statement as Annex B. The following summary is qualified in its entirety by reference to the full text of the OIP and OIP Amendment, and you should refer to the OIP and OIP Amendment for further details of the OIP and awards that may be made thereunder.
The purpose of the OIP is to attract, retain and motivate qualified persons as employees, directors and consultants of the Company and its affiliates. The OIP also provides a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its affiliates.
The OIP provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that do not qualify as ISOs (“Nonstatutory Options,” and together with ISOs, “Options”); (iii) stock appreciation rights (“SARs”); (iv) awards of restricted stock (such stock, “Restricted Stock,” and such awards, “Restricted Stock Awards”); (v) Restricted Stock Units; (vi) awards of vested stock (“Stock Awards”); (vii) dividend equivalents; (viii) other stock-based or cash awards; and (ix) substitute awards (“Substitute Awards” and together with Options, SARs, Restricted Stock Awards, RSUs, Stock Awards, dividend equivalents and other stock-based or cash awards, the “Awards”).
Administration
The Board (or a committee of two or more directors appointed by the Board) will administer the OIP (as applicable, the “Committee”). Unless otherwise determined by the Board, the Committee will consist at all times of two or more directors who qualify as (i) “nonemployee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “independent” under the applicable listing standards or rules of the securities exchange upon which the Company’s Class A Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. Unless otherwise limited by the OIP or applicable law, the Committee has broad discretion to administer the OIP, interpret its provisions, and adopt policies for implementing the OIP. This discretion includes the power to determine when and to whom Awards will be granted; decide how many Awards will be granted (measured in cash, shares of Class A Common Stock or as otherwise designated); prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary); delegate duties under the OIP; terminate, modify or amend the OIP; and execute all other responsibilities permitted or required under the OIP. The Committee’s determinations need not be uniform with respect to all individuals participating in the OIP, and need not apply consistently across Awards.
Eligibility to Participate
Employees, non-employee directors and other service providers of the Company and its affiliates are eligible to receive awards under the OIP. Eligible individuals to whom an Award is granted under the OIP are referred to as “Participants.” As of January 10, 2023, the Company and its affiliates have approximately 3 executive officers, 4 non-employee directors, 19 employees and 160 other service providers who will be eligible to participate in the OIP. The Company engages consultants from time to time who could be eligible for awards and the number of employees employed by the Company and its affiliates varies over time, hence these numbers may change during the life of the OIP.
Securities to be Offered
Subject to adjustment, in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of our Class A Common Stock that may be issued pursuant to Awards under the OIP is equal to  ~~11,069,517~~   2,406,951 (which includes the additional 1,200,000 shares pursuant to the OIP Amendment), and all such shares will be available for issuance upon the exercise of ISOs ~~; provided, that, on January 1 of each calendar year occurring on January 1 of each calendar year beginning in 2022 and ending in 2031, the total number of shares of Class A Common Stock will be increase by the lesser of (a) 3% of the total number of shares of Class A Common Stock outstanding as of December 31 of the immediately preceding calendar year and (b) such smaller number of shares of Class A Common Stock as determined by the Board~~  . The shares to be delivered under the OIP shall be made available from (i) authorized but unissued shares of Class A Common Stock, (ii) Class A Common Stock held in the treasury of the Company, or (iii) previously issued shares of Class A Common Stock reacquired by the Company, including shares purchased on the open market.
Any shares subject to an Award under the OIP that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated (Awards of Restricted Stock shall not be considered “delivered shares” for this purpose),  ~~including shares forfeited with respect to Restricted Stock and the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price or taxes relating to Awards~~  , will not be considered “delivered shares” under the OIP, and will be available for delivery with regard to other Awards. Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an Award or taxes relating to an Award, (ii) shares that were subject to an Option or an SAR but were not issued or delivered as a result of the net settlement or net exercise of such Option or SAR and (iii) shares repurchased on the open market with the proceeds of an Option’s exercise price, will not, in each case, be available for Awards. As of April 23, 2024, our stock price was $3.62 per share.
Award Limitations for Non-Employee Members of the Board
In each calendar year during any part of which the OIP is in effect, a non-employee member of the Board may not be paid compensation for such individual’s service on the Board in excess of $750,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director of the Board, additional compensation, whether denominated in cash or Awards may be paid to such non-employee member of the Board in excess of such limit. The limit described in the preceding sentence is without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any affiliate or was otherwise providing services to the Company or to any affiliate other than in the capacity as a director of the Company. Any cash compensation that is deferred shall be counted towards the limit for the year in which it was first earned, and not when paid or settled, if later.
Awards Under the OIP
Stock Options. Under the OIP, the Committee may grant Options to eligible persons, including (i) ISOs and (ii) Nonstatutory Options. The exercise price of each Option granted under the OIP will be established by the Committee, stated in the Option agreement, and may vary from Award to Award; provided, however, that, the exercise price for an Option generally must not be less than the greater of (a) the par value per share of Class A Common Stock or (b) 100% of the fair market value per share of the Class A Common Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate, 110% of the fair market value per share of the Class A Common Stock as of the date of grant). Notwithstanding the foregoing, the exercise price of a Nonstatutory Option may be less than 100% of the fair market value per share of the Class A Common Stock as of the date of grant if the Nonstatutory Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder (the “Nonqualified Deferred Compensation Rules”), or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules. Options may be exercised as the Committee determines, but not later than ten years from the date of grant (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliate, for a period of no more than five years following the date of grant). ISOs will not be granted more than ten years after the earlier of the adoption of the OIP or the approval of the OIP by the stockholders of the Company. The terms of any ISO granted under the OIP are intended to comply in all respects with the provisions of Section 422 of the Code, however, if any ISO fails to comply with Section 422 of the Code for any reason, such ISO will be reclassified as a Nonstatutory Option, which will be exercisable as such. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, payment in cash, Class A Common Stock, other Awards, net settlement, broker assisted exercise, or other property) and the methods and forms in which Class A Common Stock will be delivered to a Participant.
Restricted Stock. An award of Restricted Stock is a grant of shares of Class A Common Stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Committee. The holder of Restricted Stock may have rights as a stockholder, including the right to vote the Restricted Stock and, unless otherwise provided in an Award agreement, the right to receive dividends on the Restricted Stock. Unless otherwise determined by the Committee, Class A Common Stock distributed to a holder of a Restricted Stock in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Class A Common Stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.
Restricted Stock Units. A Restricted Stock Unit is a right to receive (i) the delivery of a number of shares of Class A Common Stock equal to the number of Restricted Stock Units that vest, (ii) cash equal to the fair market value of the Class A Common Stock on the day of vesting multiplied by the number of Restricted Stock Units that vest, or (iii) any combination of (i) and (ii) determined by the Committee at the date of grant or thereafter. The Committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement and those restrictions may lapse at such times determined by the Committee.
SARs. An SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A Common Stock on the date of exercise over the grant price of the SAR, as determined by the Committee. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, an SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Committee determines. The grant price for an SAR may not be less than the greater of (a) the par value per share of Class A Common Stock or (b) 100% of the fair market value per share of the Class A Common Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the fair market value per share of the Class A Common Stock as of the date of grant if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules, or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules. The term of an SAR will be for a period determined by the Committee but no SAR may be exercisable for a period of more than ten years following the date of grant. The Committee will determine the form of consideration payable upon settlement.

Stock Awards. The Committee may grant Stock Awards to eligible persons as a bonus, as additional compensation, or in lieu of cash compensation that such person is otherwise entitled to receive in amounts and subject to the terms determined by the Committee.
Substitute Awards. The Committee may grant Substitute Awards in substitution for any other Award granted under the OIP or another plan of the Company or its affiliates or any other right of an eligible person to receive payment from the Company or its affiliates. Awards may also be granted in substitution for awards held by individuals who become eligible persons as a result of certain business transactions. Substitute Awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Class A Common Stock on the date of substitution if the substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the guidance and regulations promulgated thereunder, if applicable, and other applicable laws.
Dividend Equivalents. Dividend equivalents may be granted, entitling a Participant to receive cash, Class A Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Class A Common Stock at the discretion of the Committee. Dividend equivalents that are granted may be awarded on a freestanding basis or in connection with another Award. The Committee may provide that dividend equivalents that are granted as free-standing awards will be payable or distributed when accrued or that they will be deemed reinvested in additional Class A Common Stock, Awards, or other investment vehicles. The Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.
Other Stock-Based Awards. Participants may be granted, subject to applicable legal limitations and the terms of the OIP and its purposes, other Awards related to Class A Common Stock (in terms of being valued, denominated, paid or otherwise defined by reference to Class A Common Stock). Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Class A Common Stock, purchase rights for Class A Common Stock, Awards with value and payment contingent upon the Company’s performance or any other factors designated by the Committee, and Awards valued by reference to the book value of Class A Common Stock or the value of securities of or the performance of specified affiliates. The Committee will determine the terms and conditions of all such Awards, including method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award.
Cash Awards. Cash awards may be granted on a freestanding basis or as an element of or a supplement to, or in lieu of, any Awards under the OIP in such amounts and subject to such other terms (including the achievement of performance goals and/or future service requirements) as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.
Other Provisions
No Repricing.  ~~The Committee reserves the right to, without the approval of the stockholders of the Company~~  , Except with respect to Substitute Awards and mergers or recapitalizations,  ~~amend~~   the terms of outstanding Awards may not be amended without stockholder approval  ~~at any time determined in the Committee’s discretion~~   to (i) reduce the exercise price or grant price of an outstanding Option or SAR; (ii) grant a new Option, SAR or other Award in substitution for any previously granted Option or SAR that has the effect of reducing the exercise price or grant price of the Award; (iii) exchange any Option or SAR for Class A Common Stock, cash or other consideration when the exercise price or grant price of the Option or SAR exceeds the fair market value of a share of Class A Common Stock;  ~~and~~   or (iv) take any other action that would be considered “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange upon which the Class A Common Stock is listed (if applicable).
Tax Withholding. The Company is authorized to withhold from any Award granted or any payment relating to an Award taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company to satisfy the payment of withholding taxes and any other tax obligations related to an Award in such amounts as may be determined by the Committee. The Committee will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Class A Common Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 of the Exchange Act to pay taxes with shares of Class A Common Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more “nonemployee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares of Class A Common Stock, the maximum number of shares that may be so withheld (or surrendered) shall be the number of shares that have an aggregate fair market value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.
Merger or Recapitalization. In the event of certain changes to the Company’s capitalization that result in subdivision or consolidation of the shares (e.g., by reclassification, stock split, reverse stock split, or the issuance of a distribution on Class A Common Stock payable in Class A Common Stock) or any other corporate transaction that would be considered an equity restructuring, appropriate adjustments will be made by the Committee as to the number, kind, and price of shares subject to outstanding Awards, the number and kind of shares available for issuance under the OIP, and any limitations on the number of Awards that may be granted to particular classes of eligible persons.
Change in Control. Upon the occurrence of a “Change in Control” (as such term is defined in the OIP) or other changes in the Company or the outstanding Class A Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change, the Committee may adjust outstanding Awards as it determines appropriate in its sole discretion, which adjustments may vary among Participants and among Awards, and may include the exercise of any of its general administrative powers (e.g., the power to accelerate vesting, waive forfeiture conditions, or otherwise modify or adjust any other condition or limitation) as well as: (i) acceleration of the time of exercisability of an Award so that the award may be exercised for a limited period of time on or before a date specified by the Committee, after which date all unexercised Awards will terminate; (ii) requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards as of a certain date in exchange for cash or other consideration, which may include the cancellation of Options or SARs for no consideration if such Awards have an exercise price or grant price that exceeds the “Change in Control Price” (as defined in the OIP); (iii) cancellation of Awards that are unvested as of the date of the event without payment of any consideration; or (iv) approval of other adjustments to Awards as the Committee deems appropriate. Except the extent otherwise provided in any applicable Award agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control.
Amendment. Without stockholder or Participant approval, the Committee may amend, alter, suspend, discontinue or terminate any Award or Award agreement, the OIP or the Committee’s authority to grant Awards, except that any amendment or alteration to the OIP, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of any stock exchange or automated quotation system on which the Class A Common Stock may then be listed or quoted. The Committee may otherwise, in its discretion, determine to submit other changes to the OIP to stockholders for approval. Notwithstanding the foregoing sentences, without the consent of an affected Participant, no such action by the Board may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award unless the action is taken pursuant to the terms of the OIP in the context of a Change in Control or other similar transaction or recapitalization.
Transferability of Awards. Except as provided below, each Option and SAR is exercisable only by the Participant during the Participant’s lifetime, or, by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution and no Award may be assigned, sold or otherwise transferred by a Participant. ISOs are not transferable other than by will or the laws of descent and distribution. Only to the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on the terms and conditions provided by the Committee from time to time, except that no award (other than a Stock Award) may be transferred to a third-party financial institution for value. An Award may also be transferred pursuant to a domestic relations order.
Clawback. The OIP and all Awards granted under the OIP are subject to any written clawback policies the Company, with the approval of the Board or an authorized committee thereof, may adopt, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

Section 409A. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. The Company makes no guarantee or representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Class A Common Stock underlying such Award). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.
Federal Income Tax Consequences
The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences to Participants that are U.S. residents arising from participation in the OIP and to the Company. This description is based on current law, which is subject to change (possibly retroactively). In addition, Nonstatutory Options or SARs with an exercise price less than the fair market value of a share of Class A Common Stock on the date of grant or Nonstatutory Options or SARs that are based on shares of Class A Common Stock that are not deemed to be service recipient stock for the Participant could be subject to additional taxes unless such Nonstatutory Options or SARs are designed to comply with certain restrictions set forth in the Nonqualified Deferred Compensation Rules, and Participants should consult with their legal counsel before determining for themselves whether a transaction relating to a Nonstatutory Option or a SAR complies with the conditions specified in the Nonqualified Deferred Compensation Rules. The tax treatment of Participants in the OIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign jurisdiction, or U.S. state or local tax consequences in this section.
Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Class A Common Stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of Class A Common Stock received pursuant to the exercise of a SAR or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Code Limitations on Deductibility” below, the Company or its affiliate (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A Common Stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
Generally, the Company will not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Class A Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A Common Stock received upon exercise which equals the number of shares of previously held Class A Common Stock surrendered therefor in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.
The OIP allows the Committee to permit the transfer of Awards in limited circumstances. For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.
The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options. If Nonstatutory Options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.
In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the Class A Common Stock, the potential for future appreciation or depreciation of the Class A Common Stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of  ~~$17,000~~   $18,000 per person (the amount is current for the  ~~2023~~   2024 year, but may change in future tax years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deduction rules. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.
Restricted Stock; Restricted Stock Units; Stock Awards; Cash Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of an Award of Restricted Stock Units, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or Class A Common Stock in settlement of the Restricted Stock Units in an amount equal to the cash or the fair market value of the Class A Common Stock received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of Class A Common Stock pursuant to a Restricted Stock or Stock Award in an amount equal to the fair market value of the Class A Common Stock when such Class A Common Stock is received; provided, that, if the Class A Common Stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A Common Stock (i) when the Class A Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the Class A Common Stock is received, in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above with respect to Class A Common Stock or cash received. Dividends that are received by a Participant prior to the time that the Class A Common Stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the Class A Common Stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.
Subject to the discussion immediately below, the Company or its affiliate (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The Company’s ability (or the ability of one of the Company’s affiliates, as applicable) to obtain a deduction for future payments under the OIP could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
New Plan Benefits
The future awards, if any, that will be made to eligible persons under the OIP are subject to the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.
Equity Compensation Plan Information Table
Securities authorized for issuance under equity compensation plans at December 31, 2023 were as follows:
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders(1)	~~0~~ 634,076	$—	596,027
Equity compensation plans not approved by security holders	—	—	—
Total	~~0~~ 634,076	$—	596,027
(1)
Following our stockholder’s approval of the OIP in connection with our IPO, the Initial LTIP was frozen and no future awards may be granted under the Initial LTIP. Shares of our Class A common stock may still be issued under the Initial LTIP upon the exercise, vesting and settlement of stock options and RSUs granted under the Initial LTIP.

(2)
Represents the total number of shares of our Class A common stock remaining available for issuance under the OIP as of December 31, 2023. On March 30, 2023, the Company filed a Registration Statement on Form S-8 which increased the number of shares available under the Plan by 6,000,000 (prior to the reverse stock split). On February 9, 2024, the Company filed a Registration Statement on Form S-8 which increased the number of shares available under the Plan by 487,250.

Additional Information
Your vote is important to us. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Company’s Proxy Statement. If you have previously voted “FOR,” “AGAINST” or “ABSTAIN” Proposal 2, unless you subsequently change your vote, your prior vote will remain in effect. Therefore, if you already voted “FOR” the approval of the amendment to the Company’s Omnibus Incentive Plan, you do not need to take any action in order to maintain your vote “FOR” Proposal 2.
If you were a stockholder of record on the record date for the 2024 Annual Meeting, and have already returned your proxy card or voting instruction form, you may change your vote by executing and returning to the Company a later-dated proxy card or voting instruction form, resubmitting your proxy by internet or telephone, delivering a written notice of revocation of your proxy to the Company’s corporate secretary, or voting in person online during the 2024 Annual Meeting.

If you are a street name stockholder, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. You may also vote in person online during the 2024 Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.
This Supplement, the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023 are also available on the Company’s website at http://www.strongholddigitalmining.com. You may also obtain these materials on the SEC’s website: http://www.sec.gov.